Exhibit 99.1

Two Bethesda Metro Center			Phone 301 · 986 · 0701
Suite 1200			Fax 301 · 986 · 0702
Bethesda, MD 20814

	Contacts:	Thomas F. Kirk	(301) 986-0701
		George E. McHenry	(301) 986-0701
		Kenneth J. Abod	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. EXCEEDS ESTIMATES ON A 10% SALES INCREASE AND A 28% EPS INCREASE TO $0.23 FOR THE THIRD QUARTER 2008

BETHESDA, MARYLAND, October 27, 2008 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces net sales of $178.7 million for the quarter ended September 30, 2008, an increase of $16.4 million, or 10.1%, from $162.3 million in the prior year’s comparable quarter.  Net income for the quarter was $7.3 million, an increase of $1.9 million, or 35.7%, compared to the same quarter last year.  Diluted earnings per share for the third quarter 2008 were $0.23 per share, or 27.8%, from $0.18 per share in the third quarter of last year.

The $16.4 million sales increase for the quarter was primarily the result of a $10.5 million, or 7.3%, increase in same-center sales in our patient care business, a $2.9 million, or 15.9%, increase in sales of the Company’s distribution segment, and a $2.8 million increase related to acquired entities. Gross profit for the quarter increased by $8.7 million to $91.1 million, or 51.0% of net sales, compared to $82.4 million, or 50.7% of net sales, in the third quarter of 2007.  The increase in gross margin was due to reduced material costs.

Income from operations in the third quarter of 2008 increased by $1.7 million, or 9.0%, to $20.2 million compared to the same period of the prior year, principally due to the aforementioned increase in gross profit.   Selling, general and administrative expenses increased $6.7 million as a result of a $2.2 million of increase in personnel costs which includes $0.8 million of merit increases, a $1.6 million increase in variable compensation accruals, $1.2 million of higher health care costs, a $1.0 million increase related to acquisitions, a $0.6 million increase in occupancy expenses and $0.8 million of bad debt expense, offset by a $0.7 million decrease in other overhead costs.

Interest expense for the third quarter 2008 was $1.3 million less than the same quarter last year due to lower variable rates.  In May 2008, the Company entered into two $75.0 million swap contracts that fixed $150.0 million of floating rate debt and locked in LIBOR at 3.4% for three years. As of September 30, 2008, $88.3 million, or 20.9%, of the Company’s total debt of $422.8 million was subject to variable interest rates.

Net sales for the nine months ended September 30, 2008 increased by $51.0 million, or 10.9%, to $517.6 million from $466.6 million for the same period in the prior year.  The sales growth was principally the result of a $28.6 million, or 6.9%, increase in same-center sales in our patient care business, a $12.0 million increase related to acquired entities, and a $9.4 million, or 21.1%, increase in sales of the Company’s distribution segment. Gross profit for the nine months ended September 30, 2008 increased by $27.6 million to $262.7 million, or 50.7% of net sales, compared to $235.1 million, or 50.4% of net sales, in the first nine months of the prior year. The increase in gross margin was due to the increase in sales, which allowed us to leverage our relatively fixed labor costs.

Income from operations increased by $7.0 million, or 14.4%, in the first nine months of 2008 to $55.8 million from $48.8 million in the same period of the prior year due principally to the increased sales and gross profit.  Selling, general and administrative expenses increased by $19.3 million as a result of $6.2 million of increase in personnel costs which includes $2.2 million of merit increases, $2.5 million of increased health care costs, a $2.3 million increase related to acquisitions, a $4.5 million increase in variable compensation accruals, $2.1 million of additional investment in growth initiatives and a $1.7 million increase in general overhead, primarily comprised of occupancy expenses.

Interest expense for the nine months ended September 30, 2008 decreased $3.5 million, or 12.5%, from the same period in the prior year, due to lower variable rates.  Pro forma net income applicable to common stock was $18.9 million, or $0.60 per diluted share (a 46.3% increase), for the nine months ended September 30, 2008 compared to net income applicable to common stock of $11.0 million, or $0.41 per diluted share, in the first nine months of last year.  The pro forma results for the nine months ended September 30, 2008 assume that the one-time, in-kind preferred stock dividend, which occurred in the second quarter of 2008, occurred at the beginning of the period.  Net income applicable to common stock on a GAAP basis, which includes the full impact of the $5.3 million one-time non-cash dividend from the second quarter of 2008 and $0.4 million of preferred dividends paid in the first quarter of 2008, was $13.2 million, or $0.52 per diluted share, for the nine months ended September 30, 2008.

Cash flow from operations was $22.3 million in the third quarter of 2008, a $12.2 million increase, compared to the prior year period of $10.1 million. The increase in cash flow for the third quarter of 2008 was primarily the result of the increase in income and changes in operating assets and liabilities.  For the nine months ended September 30, 2008 cash flow from operations was $34.9 million, a $4.7 million increase, compared to the prior period of $30.2 million.  The increase in cash flow from operations for the nine months ended September 30, 2008 was principally due to higher net income compared to the same nine month period in the prior year.

The Company has an aggregate revolving credit facility (the “Revolver”) commitment of $75.0 million with a group of lenders, including Lehman Commercial Paper, Inc. (“LCPI”), a subsidiary of Lehman Brothers Holdings, Inc. (“Lehman”).  LCPI’s commitment under the Revolver is $17.8 million.  On September 15, 2008, Lehman filed for protection under chapter 11 of the Federal Bankruptcy Code in the United State Bankruptcy Court in the Southern District of New York.  On September 26, 2008, the Company decided to validate its borrowing capacity and availability under the Revolver by borrowing $20.0 million, even though there was no immediate or projected need for the funds.  LCPI failed to fund its pro rata commitment of $4.7 million.  Each of the remaining lenders within the Revolver did fund their pro rata commitment, resulting in $15.3 million of net proceeds received by the Company.  As of September 30, 2008, the Company had $38.2 million available under its Revolver after reducing the total commitment by LCPI’s $17.8 million commitment, $3.7 million of outstanding letters of credit and $15.3 million drawn.

The Company had $53.5 million of cash on its balance sheet at September 30, 2008.  The Company believes that it has sufficient liquidity to conduct its normal operations and fund its O&P acquisition plan and does not believe that the potential reduction in the availability under the Revolver will have a material impact on its short-term or long-term liquidity.

The Company is also reaffirming its 4th quarter and full year 2008 guidance and expects full year results to be at the high end of the pro forma EPS guidance range of $0.80 to $0.82.

Commenting on the results, Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group, remarked, “We are very satisfied with our third quarter results which are the eleventh consecutive quarter in meeting or exceeding First Call consensus estimates.  For the second consecutive quarter, the 7.3% same-center sales growth in our patient care division exceeded our expectations.  Our distribution business, which represents 11.7% of our total sales for the quarter, also delivered solid performance with sales growth of 15.9% in the third quarter.  We are generating strong cash flow from operations and have sufficient cash to continue to execute our growth strategy, while meeting our near term obligations.  Our balance sheet and liquidity are also strong, with $53.5 million of cash along with $38.2 million available on our revolving credit facility which will provide security and flexibility in these unprecedented, volatile financial market conditions.  We are proud of what our team has accomplished so far in 2008 and excited as we wind up 2008 and look forward to 2009.”

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 677 patient care centers in 45 states and the District of Columbia, with over 3,500 employees including 1,080 practitioners (as of September 30, 2008).  Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income Statement:
Net sales	$178,742	$162,343	$517,582	$466,560
Cost of goods sold (exclusive of depreciation and amortization)	87,623	79,962	254,915	231,456
Selling, general and administrative	66,547	59,872	194,039	174,744
Depreciation and amortization	4,334	3,943	12,805	11,569
Income from operations	20,238	18,566	55,823	48,791
Interest expense	8,005	9,318	24,308	27,783
Income before taxes	12,233	9,248	31,515	21,008
Provision for income taxes	4,893	3,838	12,606	8,722
Net income	7,340	5,410	18,909	12,286
Less preferred stock dividend - Series A Convertible Preferred Stock	—	416	5,670	1,249
Net income applicable to common stock	$7,340	$4,994	$13,239	$11,037

Basic Per Common Share Data:
Net income	$0.27	$0.22	$0.54	$0.49
Shares used to compute basic per common share amounts	27,004,581	22,606,453	24,300,945	22,399,221

Diluted Per Common Share Data:
Net income	$0.23	$0.18	$0.52	$0.41
Shares used to compute diluted per common share amounts	31,990,924	30,353,947	25,399,721	30,069,695

Nine Months Ended
September 30, 2008
Pro-forma:
Net income applicable to common stock	13,239
Preferred stock dividend - Series A Convertible Preferred Stock	5,670
Pro-forma net income applicable to common stock	$18,909

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.60

Shares used to compute diluted per common share amounts	25,399,721
Effects of conversion of convertible preferred stock (1)	6,090,608
Shares used to compute diluted per common share amounts, Pro-forma basis	31,490,329

(1) Assumes Preferred Stock dividend acceleration event occurred January 1, 2008. The Company believes the presentation of the pro-forma results, adjusted for the effects of the acceleration of the Preferred Stock dividend at the beginning of the period, is more reflective of the Company’s current diluted operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	49.0%	49.3%	49.2%	49.6%
Selling, general and administrative	37.2%	36.9%	37.5%	37.4%
Depreciation and amortization	2.4%	2.4%	2.5%	2.5%
Income from operations	11.4%	11.4%	10.8%	10.5%
Interest expense	4.5%	5.7%	4.7%	6.0%
Income before taxes	6.9%	5.7%	6.1%	4.5%
Provision for income taxes	2.8%	2.4%	2.4%	1.9%
Net income	4.1%	3.3%	3.7%	2.6%

Hanger Orthopedic Group, Inc.

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Cash Flow Data:	2008	2007	2008	2007
Cash flow from operations	$22,285	$10,143	$34,855	$30,249
Capital expenditures	$4,172	$4,316	$12,012	$13,410
Increase (decrease) in cash	$29,571	$(6,729)	$26,587	$218

Balance Sheet Data:	Sept. 30, 2008	Dec. 31, 2007
Cash	$53,525	$26,938
Days Sales Outstanding (DSO’s)	50	56
Working Capital	$192,883	$165,794
Total Debt	$422,757	$410,892
Shareholders’ Equity	$261,886	$190,538

Percentage of net sales from:	2008	2007	2008	2007
Patient-care services	88.0%	88.7%	87.8%	89.8%
Distribution	11.7%	11.3%	11.8%	10.2%

Payor mix:
Private pay and other	59.4%	58.9%	60.0%	59.2%
Medicare	28.8%	29.9%	28.4%	29.7%
Medicaid	6.3%	6.1%	6.2%	6.2%
VA	5.5%	5.1%	5.4%	4.9%

Statistical Data:	September 30, 2008	September 30, 2007
Patient-care centers	677	629
Number of practitioners	1,080	1,060
Number of states (including D.C.)	46	46